Exhibit 99.1

CONTACT:	Martin de Laureal	FOR IMMEDIATE RELEASE
Stewart Enterprises, Inc.
1333 S. Clearview Parkway
Jefferson, LA 70121
504-729-1400

STEWART ENTERPRISES ANNOUNCES RESULTS TO DATE OF TENDER OFFER
AND EXECUTION OF SUPPLEMENTAL INDENTURE

JEFFERSON, LOUISIANA — February 2, 2005 — Stewart Enterprises, Inc. (Nasdaq NMS: STEI) (the “Company”) announced today the results to date of its previously announced cash tender offer and consent solicitation for its outstanding 103/4% Senior Subordinated Notes due 2008 (CUSIP No. 860370AD7) (the “Notes”). As of 5:00 p.m., New York City time, on February 2, 2005 (the “Consent Payment Deadline”), which was the deadline for holders to tender their Notes and receive the consent payment in connection with the offer, tenders and consents had been received from holders of $298.2 million in aggregate principal amount of the Notes, representing approximately 99.4% of the outstanding Notes.

Accordingly, the requisite consents to adopt the proposed amendments to the indenture governing the Notes have been received, and a supplemental indenture to effect the proposed amendments has been executed. Adoption of the proposed amendments required the consent of holders of at least a majority of the aggregate principal amount of the outstanding Notes. The proposed amendments, which will eliminate substantially all of the restrictive covenants and certain events of default contained in the indenture, will become operative when the tendered Notes are accepted for payment by the Company, which is expected to occur on or about February 11, 2005.

Holders of the Notes who delivered valid tenders by the Consent Payment Deadline will receive the total consideration as described in the Offer to Purchase and Consent Solicitation Statement dated January 20, 2005.

Holders who tender their Notes after the Consent Payment Deadline, but on or prior to the expiration date of the tender offer, will receive the tender offer consideration, which will consist of the total consideration less the consent payment of $30.00 per $1,000 principal amount of Notes. The total consideration and the tender offer consideration will be determined as of 2:00 p.m., New York City time, on February 4, 2005, unless the expiration date of the tender offer is extended. Notes tendered on or prior to the Consent Payment Deadline are expected to receive payment once the Company fulfills the financing condition, which is expected to be on or about February 11, 2005.

The tender offer remains open and is scheduled to expire at 5:00 p.m., New York City time, on February 18, 2005, unless extended or earlier terminated. Withdrawal rights with respect to tendered Notes expired as of 5:00 p.m., New York City time, on February 2, 2005. Accordingly, holders may no longer withdraw any Notes previously or hereafter tendered, except as described in the Offer to Purchase and Consent Solicitation Statement dated January 20, 2005. The tender offer and consent solicitation are subject to the satisfaction of certain conditions, including the receipt of sufficient debt financing to consummate the tender offer and consent solicitation on terms satisfactory to the Company. The Company has not yet entered into definitive agreements with respect to its contemplated debt financing for the offer, and no assurance can be given that such financing will be completed satisfactorily.

The complete terms and conditions of the tender offer and consent solicitation are described in the Offer to Purchase and Consent Solicitation Statement of the Company dated January 20, 2005, copies of which may be obtained by contacting D. F. King & Co., Inc., the depositary and information agent for the offer, at (212) 269-5550 (collect) or (800) 659-5550 (U.S. toll-free). Banc of America Securities LLC is the exclusive dealer manager and solicitation agent for the tender offer and consent solicitation. Additional information concerning the tender offer and consent solicitation may be obtained by contacting Banc of America Securities LLC, High Yield Special Products, at (212) 847-5834 (collect) or (888) 292-0070 (U.S. toll-free).

This announcement is not an offer to purchase, a solicitation of an offer to purchase or a solicitation of consents with respect to any securities. The tender offer and consent solicitation are being made solely by way of the Offer to Purchase and Consent Solicitation Statement dated January 20, 2005.

Founded in 1910, Stewart Enterprises is the third largest provider of products and services in the death care industry in the United States, currently owning and operating 236 funeral homes and 147 cemeteries. Through its subsidiaries, the Company provides a complete range of funeral merchandise and services, along with cemetery property, merchandise and services, both at the time of need and on a preneed basis.